ITEM 4: CHANGES IN DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

From the inception of the Company through the acquisition of REI and to December 31, 1997 its accountants were Rotenberg & Company, LLP of Rochester New York. At no time have there been any disagreements with prior or current accountants, regarding any matter of accounting principles or practices, financial disclosures, or auditing scope or procedure.

			      PART 111
ITEM 1: DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Executive Officers of the Company and their ages are as follows.
       NAME                      AGE                   POSITION
      ------                     ----                  --------
Garfield H. Ricketts              68           President/CEO/Director

Karen Ricketts                    37           Vice President/Director

Una M. Ricketts                   65           Secretary/Treasurer/Director

All Company Directors were elected upon the closing of the acquisition of REI on November 21, 1995, and were re-elected unanimously by a majority of the shareholders represented in person and by proxy in the Company's annual meeting held at the Company's Principal place of business on December 30, 1997, at 10:46 AM, and will remain in office until the next annual meeting of the stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. The Company has not compensated its Directors for service on the Board of Directors and/or any committee thereof or reimbursed for expenses incurred for attendance at meetings of the Board of Directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors

Directors: The Company does not have any standing committees.

None of the Officers and/or Directors of the Company are Officers or Directors of any other publicly traded corporation, nor have any of the Officers, Directors, Affiliates or Promoters of the Company filed any bankruptcy petition, been convicted of or have been the subject of any criminal proceedings, or the subject of any order, judgment, or decree involving the violation of any state or federal securities laws within the past five years.

At present all the Officers and Directors of the Company serve without compensation in their capacity as Officers and/or Directors.
All authorized out of pocket expenses incurred by an Officer or Director on behalf of the Company is subject to reimbursement upon receipt by the Company of the required documentation substantiating such expense.
There are no current plans nor at present does the Company have any current or future obligation to compensate its Officers and Directors.
Compensation of Officers and Directors of the Company is at the discretion of the Board of Directors and the current circumstances may change in the future where the Officers and Directors of the Comapny receive compensation.

The business experience of each of the persons listed above during the past five years is is follows:

Garfield H. Ricketts was Educated in Jamaica, West Indies at Excelsior College, and Kingston Technical School, and studied further at the Thomas Edison State College of New Jersey. He has been President, Chief Executive Officer and a Director of REI since February 1993 at which time he founded REI. He is Licensed by the Federal Cummunications Commission as a Broadcast Engineer since March 1958 and was employed in Radio Broadcasting From 1958 to 1966.
He joined the National Broadcasting Co.Inc.(NBC),in March 1966 as an engineer and was promoted to Field Technical Supervisor, in 1976, a Managerial Position, then to Manager of Electronic Journalism in 1979.
Later he was promoted to Manager of Field Operations and to many other positions until retirement in January, 1989. Mr. Ricketts began building and managing a portfolio of Real Estate property in 1983 prior to his retirement.
He has been Licensed as a Real Estate Broker in the State of New York since 1989, and became licensed in the State Of Florida in 1997.
Although he currently lives in Florida, continues to maintain license in New York.

Una M. Ricketts was Educated in Jamaica West Indies in all phases of Business (Accounting) and has been employed as bookkeeper for the past 43 years rising to the position of Chief Accountant with Merchant's Importing Company of New York. Mrs Ricketts retired in July of 1993. She has been the Chief Accountant for Ricketts Enterprises International Inc., since its inception in February 1993.

Karen Ricketts obtained her Bachelor of Arts Degree in Communications from the State University of New York, Buffalo in 1982. In 1989 she completed an Associate Degree from Adelphi University and is a certified Paralegal. After graduation in 1989 as a Paralegal, Ms. Ricketts joined the law firm of Levey Phillips & Koningsberg, New York, New York, as a Legal Assistant where she continues in the same capacity today.


ITEM 2              EXECUTIVE COMPENSATION

At present the Company does not maintain any form of bonus, profit sharing, or deferred compensation plan for the benefit of any Officers or Directors. The Board of Directors is currently considering a package of benefits and will present a plan at the Company's next annual meeting.

There are no employment contracts with any individual working for or associated with the Company or its subsidiary.

Until the acquisition of REI the Company paid no compensation to its Officers and Directors. REI was previously organized as a Sub-Chapter "S" Corporation and the net income of REI was distributed to its Stockholders on an annual basis.

   Name and                     Annual          Other Annual    All Other
   Principal Position   Year   Salary   Bonus  Compensation   Compensation
   ------------------   ----   ------   -----  ------------   ------------
Garfield Ricketts       1993  $2,693.00   0        0               0
President & CEO         1994  $2,355.50   0        0               0
			1995     0        0        0               0
			1996     0        0        0               0
			1997     0        0        0               0

Una Ricketts            1993  $2,693.00   0        0               0
Secretary/Treasurer     1994  $2,355.50   0        0               0
			1995     0        0        0               0
			1996     0        0        0               0
			1997     0        0        0               0

Karen Ricketts          1995     0        0        0               0
V.P/Director            1996     0        0        0               0
			1997     0        0        0               0

The Officers and Directors of the Company, after the acquisition of REI, have not received any form of cash or other compensation. Mr. Dan McCaslin who served as the Real estate broker of record from February 1993 to March of 1996, did receive commissions on the sale or purchase of real estate properties in his capacity as the designated Corporate Real Estate Broker for REI only, however, Mr McCaslin has resigned and no longer has any affiliation with the Company.

In the future the Company may establish with each Company Officer and/or Director some form of compensation. Said compensation may include a situation wherein an Officer and/or Director could receive shares of the Company's Common Stock in lieu of cash until such time that the Company can sustain such expenses on a cash basis. In the event shares of the Company's Common Stock are delivered to an Officer and/or Director as compensation, the value of the shares delivered will be based on one or more of the following criteria: the then current market value of the shares as traded on a public exchange, the then current Book Value of the shares, or as determined by the Company's Board of Directors.

The dollar amount of compensation due each Officer and/or Director and a formulae for valuing the shares of the Company's Common Stock in order to determine the number of shares to be issued as compensation will be determined by the Board of Directors prior to the issuance of any shares of the Company's Common Stock. No dollar amount of Officer/Director compensation or formulae for determining the value of the shares of the Company's Commons Stock has been determined at this time and the Board of Directors has no plans to make such a determination in the near future.

ITEM 3 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, information with respect to (1) any person, management or otherwise, known by the Company to own beneficially more than five percent (5%) of the Company's stock. (2) the shares of Common stock beneficially owned by each Officer and Director of the Company, and (3) the total of the Company's Common Stock beneficially owned by Company's Officers and Directors as a group. Each stockholder holds the sole voting and investment power with regard to the shares owned beneficially by such stockholder.

Name and Address of                 Amount and Nature of         Percent of
Beneficial owner                    Beneficial Ownership          Class (1)
--------------------                --------------------         ----------
Garfield H Ricketts                   2,800,000 (2)                  60%
4010 Royal Wood Blvd.
Naples, FL 34112

Una M. Ricketts                         700,000 (2)                  15%
4010 Royal Wood Blvd.
Naples, FL 34112

Karen Ricketts                               0  (3)                   0
13 Terrace Circle,
Great Neck NY 11021

All Directors and Executive
Officers as a group (3 Persons)           3,500,000                  75%

Notes: Unless otherwise indicated in the footnotes below, the Company has been advised that each person above has sole voting power over the shares indicated.

Note 1: Based upon the 4,655,310 shares of Common Stock being issued and outstanding on December 31, 1997, there are no outstanding options for the purchase of shares of the Company's Stock.

Note 2: Garfield Ricketts and Una M Ricketts are related by marriage since February 1952. Neither claims a beneficial interest in the other's shares of Common Stock.

Note 3: Karen Ricketts is the daughter of Garfield and Una Ricketts.

ITEM 4          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the Company's last two fiscal years, there have been no arrangements between the Company and any of its current or previous Officers, Directors. or nominees for election as a Director, or any shareholder owning greater than five percent (5%) of the Company's outstanding shares, nor any member of the above referenced individuals'immediate family except as set forth herein.

The Company acquired 100 % of the issued and outstanding Shares of Ricketts Enterprises International, Inc. on November 21, 1995 from Garfield and Una Ricketts, husband and wife, in exchange for 3,500,000 shares of Common Stock of the Company. Prior to the acquisition of REI by the Company Garfield and Una Ricketts, husband and wife, sold to REI a portfolio of Real Estate involving ten real estate properties (see item 1, Business Description for details). The carrying value of the properties was considered to be $275,180. As part of the transaction REI assumed first mortgages on the properties in the amount of $148,148. Mr. & Mrs. Ricketts contributed their equity of $127,032 to stockholder equity of REI. In addition Mr. & Mrs Ricketts paid transaction cost associated with the transfer of the properties and the acquisition of REI by the Company in the amount of $46,702. In addition Mr. Ricketts converted a loan due him in the amount of $152,249 to common stock and additional paid in capital.
The acquisition of additional income producing commercial and residential real estate properties may occur as a result of a January 15, 1996 Letter of Intent the Company entered into with Mr. Garfield Ricketts, President of the Company. The terms of said Letter of Intent call for the Company to assume, refinance or payoff $1,322,102 as of December 31, 1997, less any further debt reduction, in existing debt in the form of first mortgages on the existing 27 properties being acquired for a total cost of $2,482,800.
The balance is due Mr. Ricketts in the form of cash, a note, or at his option additional shares of restricted Common Stock in the Company.
The purchase price of $2,492,800 was determined by the lower of the cost or current market value of each property based on General Market Analysis as determined from information provided by the Multiple Listing Services of Naples, Florida, and Houston, Texas.

Before the Company proceeds under the Letter of Intent each property will be the subject of a current appraisal, by a licensed Real Estate Appraiser, to determine the value of each of the subject properties at the time that the Letter of Intent is exercised, and if any material changes have occurred the Company will negotiate a more favorable purchase price. The Company is currently contemplating undertaking a new offering of its debt and/or equity in order to achieve its business objectives over the next 12 months. Unless the Company is able to raise additional capital from borrowing (refinance of the existing properties being acquired) or the sale of corporate debt and/or equity securities for which there is no assurance the Company, will accomplish its business objectives.

The Company and its subsidiary REI currently occupy office facilities of approximately 1000 square feet (an office Condominium) that is owned by Mr. Garfield Ricketts, President of the Company. The Company pays $575 monthy plus all costs of mainting the facility. There is no written lease agreement between the Company or its subsidiary, REI and Mr. Ricketts. The Company is considered to be a month to month tenant.
  The Company currently does not have in force or effect any policies, procedures or control with respect to entering into future transactions with its Officers, Directors, Affiliates or a Related Party.

				  PART IV

ITEM 1
EXKIBITS AND REPORTS ON FORM 8-k
				None

			    SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.

Dated March 27, 1998

BAP ACQUISITION CORP.

BY /S/ Garfield Ricketts                    by /s/ Una M. Ricketts
-------------------------                 -----------------------------
Garfield Ricketts-President              Una M. Ricketts-Secretary/Treasurer